EXHIBIT 10.11

AMENDMENT NO. 1 TO

ADVISORY AGREEMENT

This Amendment No. 1 to the Advisory Agreement (this “Amendment”) is made and entered into as of December 4, 2003 by and among NPTest Holding Corporation (“Parent”), NPTest Acquisition Corporation (the “Company” and together with Parent, the “Companies”) and Francisco Partners GP, LLC (the “Advisor”). Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Advisory Agreement dated as of July 29, 2003 by and among the Companies and the Advisor (the “Original Agreement”).

WHEREAS, Parent is preparing to issue and sell shares of its common stock to the public (the “Offering”) pursuant to a registration statement on Form S-1 filed with the Securities and Exchange Commission;

WHEREAS, the parties hereto have agreed that upon consummation of the Offering (i) the Companies shall pay to the Advisor all accrued and unpaid Advisory Fees under the Original Agreement on the Effective Date (as defined below), (ii) the Companies’ obligation to pay to the Advisor the Advisory Fee, which is payable on an annual basis pursuant to Section 3 of the Original Agreement each year through July 29, 2013, shall terminate and (iii) the Advisor’s obligation to provide services each year through the year ended July 29, 2013 under Section 2 of the Original Agreement shall terminate;

WHEREAS, the Companies shall pay to the Advisor the Aggregate Fee (as defined below) for financing and investment banking services rendered prior to the Effective Date (as defined below);

WHEREAS, the parties have agreed that fees for future services provided to the Company by the Advisor in connection with acquisitions, dispositions, financing transactions or other services shall be paid in accordance with this Amendment;

WHEREAS, the Companies have agreed to pay a transaction fee to Shah Management, LLC (“Shah”) for services rendered in connection with the financing for the transactions contemplated by the Purchase Agreement; and

WHEREAS, in accordance with the foregoing, Advisor and the Companies wish to amend the Original Agreement (as amended pursuant to this Amendment, the “Amended Agreement”).

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree to amend the Original Agreement as follows:

1. Effectiveness. This Amendment shall be effective upon the consummation of the Offering (the “Effective Date”), provided that if the consummation of the Offering has not occurred on or prior to March 31, 2004, this Amendment shall terminate and be of no force or effect.

2. Amendment of Section 2. (a) Section 2 of the Original Agreement is deleted in its entirety from the Original Agreement. Notwithstanding anything in the Original Agreement to the contrary, the parties hereto acknowledge and agree that the Advisor shall have no obligation to provide any future services to the Companies pursuant to Section 2 of the Original Agreement.

(b) Section 2 of the Amended Agreement is as follows:

“2. Services. Advisor may perform or cause to be performed for the Companies and/or their subsidiaries such services as may be agreed in writing by the Advisor and the Companies pursuant to Section 3(b) of the Amended Agreement. Such services may include, without limitation, the following:

(a) executive and management services;

(b) identification, support and analysis of acquisitions and dispositions by a Company or its subsidiaries;

(c) support and analysis of financing alternatives, including, without limitation, in connection with acquisitions, capital expenditures and refinancing of existing indebtedness;

(d) finance functions, including assistance in the preparation of financial projections, and monitoring of compliance with financing agreements;

(e) human resource functions, including searching for, and hiring of, executives; and

(f) other services for such Company or its subsidiaries upon which such Company’s board of directors and Advisor agree.

Notwithstanding any provision in this Amended Agreement to the contrary, each of the parties hereto acknowledges and agrees that the Advisor shall have no obligation to provide any services to the Companies except such services as may be agreed in writing by the Advisor and the Companies pursuant to Section 3(c) of the Amended Agreement.”

3. Amendment of Section 3. (a) Section 3 of the Original Agreement is deleted in its entirety from the Original Agreement. Notwithstanding anything in the Original Agreement to the contrary, the parties hereto acknowledge and agree that the Advisor shall have no right to receive the Advisory Fee pursuant to Section 3 of the Original Agreement for any services rendered after the Effective Date.

(b) Section 3 of the Amended Agreement is as follows:

“3. Fees.

(a) On the Effective Date, the Advisor shall be paid by Parent any and all Advisory Fees pursuant to the Original Agreement that are accrued and remain unpaid as of the Effective Date.

(b) On the Effective Date, in consideration of the financing services provided by the Advisor and other investment banking services prior to the Effective Time, the Advisor shall be paid by Parent or the Company a fee in the amount of $5,000,000 (the “Aggregate Fee”).

(c) In exchange for such future services rendered by the Advisor and/or its affiliates as may be agreed between the Companies and the Advisor in connection with transactions of Parent, the Company or their subsidiaries or pursuant to any management, consulting, financial advisory, financing, underwriting or placement agreement or in respect of other investment banking activities, including in connection with acquisitions or divestitures, the Advisor and/or its affiliates shall have the right to receive a fee from Parent or the Company in an amount to be agreed between the Companies and the Advisor and/or its affiliates (the “Services Fee”) plus reasonable out-of-pocket expenses incurred by the Advisor and/or its affiliates.

(d) Notwithstanding Section 3(a), 3(b) or 3(c), the timing of the payment of the Aggregate Fee or any Services Fee agreed upon pursuant to this Amended Agreement may be deferred at the Advisor’s sole discretion.

(e) The parties hereto acknowledge and agree that the Aggregate Fee and any Services Fee may be paid, without duplication, by either Parent or the Company or both.

(f) The parties hereto acknowledge and agree that, in addition to the Aggregate Fee and any Services Fee, the Advisor may become entitled to receive cash or equity compensation and reimbursement of out-of-pocket expenses due to the service of officers or employees of the Advisor and/or its affiliates on the board of directors of Parent or the Company.”

4. Amendment of Section 4. (a) Section 4 of the Original Agreement is deleted in its entirety from the Original Agreement.

(b) Section 4 of the Amended Agreement is as follows:

“4. Transaction Fees.

(a) The Companies and Advisor hereby acknowledge that the Companies have paid to the Advisor on the Closing Date (as defined in the Purchase Agreement), upon the consummation of the transactions contemplated by the Purchase Agreement, a fee for services rendered in connection with the financing for the transactions contemplated by the Purchase Agreement (the “Transactions”) in the amount of $6,000,000, plus reasonable out-of-pocket expenses.

(b) The Companies and Shah hereby acknowledge that the Companies have paid to Shah on October 15, 2003, a fee for services rendered in connection with the financing for the Transactions in the amount of $270,000.”

5. Applicable Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of California, without regard to any choice of law or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

6. Counterparts. This Amendment may be executed and delivered by each party hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall be deemed to be one and the same instrument.

7. Original Agreement Effectiveness. Other than the modifications of the Original Agreement contemplated herein, all other terms and provisions of the Original Agreement shall remain in full force and effect.

8. Notices. All notices hereunder shall be in writing and shall be delivered personally, or mailed by United States mail, postage prepaid, addressed to the parties as follows:

If to the Companies, as appropriate,

c/o NPTest, Inc.

150 Baytech Drive

San Jose, CA 95134

Attention: Chief Executive Officer

Facsimile: (408) 586-4661

If to the Advisor,

Francisco Partners GP, LLC

c/o Francisco Partners, L.P.

2882 Sand Hill Road, Suite 280

Menlo Park, CA 94025

Attention: Gerry Morgan

Facsimile: (650) 233-2999

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

NPTEST HOLDING CORPORATION

By:	/s/ ASHOK BELANI
Name:	Ashok Belani
Title:	Chief Executive Officer

NPTEST ACQUISITION CORPORATION

By:	/s/ DIPANJAN DEB
Name:	Dipanjan Deb
Title:	President

FRANCISCO PARTNERS GP, LLC

By:	/s/ DIPANJAN DEB
Name:	Dipanjan Deb
Title: